The Roosevelt Investment Group, Inc. | 317 Madison Avenue, Suite 1004 | New York, NY 10017
Telephone: (646) 452-6700 Fax: (401) 369-7215
www.rooseveltinvestments.com

Code of Ethics

Pursuant to:

INVESTMENT ADVISERS ACT OF 1940: RULE 204(A)-1

INVESTMENT COMPANY ACT OF 1940: RULE 17(J)-1

January 3, 2012

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Roosevelt Investments	January 4, 2012

Table of Contents

General Principles of Roosevelt Investments	5
Guidelines for Professional Standards	6
Personal Trading Policies	7
Reporting Requirements	7
Exemptions from Reporting	9
Restricted List	9
Principle Transactions	9
Private Placements	9
Initial Public Offerings	9
Manipulative Practices	9
Unlawful Actions	10
Client Priority	10
Case‐by‐Case Exemptions	11
Review of Personal Securities Transactions	11
Pre‐Clearance for Personal Securities Transactions	12
Insider Trading	12
Prohibited Activities	12
Reporting of Material, Non‐Public Information	13
Penalties for Insider Trading	13
SANCTIONS	13
REPORTS TO FUND BOARD	13
CERTIFICATION	14
BOOKS AND RECORDS	14
Sample Certification from Designated Web Portal	14
Glossary	15
Exhibit A: Managed Account Letter	18
Exhibit B: Managed Account Certification Form	19

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Introduction

Rule 204(A)-1 of the Investment Advisers Act of 1940 requires all registered investment advisers to adopt a code of ethics. Rule 17(J)-1 of the Investment Company Act of 1940 requires investment advisers to registered investment companies (“the Fund”) to adopt a written code of ethics and to report to the Fund Board any material compliance violations. In compliance with these rules, Roosevelt has adopted this Code of Ethics (the “Code”) setting forth the standards of conduct expected of our personnel and addressing conflicts that arise from personal trading by our personnel. This Code is intended to promote compliance with our fiduciary standards to our clients.

Things You Need to Know to Use This Code:

1.	Terms in boldface have special meanings as used in this Code. To understand the Code, you will need to read the definitions of these terms, which are found in the Glossary.

2.
There are three Reporting Forms that you must complete under this Code. Additional information pertaining to these Reporting Forms are included below. You can also get copies of the Reporting Forms from the Compliance department or the personal securities transactions web portal.  The Company may establish alternate reporting mechanisms, which will be communicated in writing to all employees.

3.	The CCO has the authority to grant written waivers of the provisions of this Code in appropriate instances. However:
a.	The Company expects that waivers will be granted only in rare instances, and
b.	Some provisions of the Code that are mandated by law cannot be waived.

4.	For purposes of this Code, all Access Persons, contract, temporary, or part-time personnel, shareholders, and other beneficial owners of the Company are considered an Associated Person of the Company.

5.
The CCO will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments will be distributed to all Associated Persons of the Company, and shall require each Associated Person to provide in writing their receipt, understanding and acceptance of the change(s).

6.	If you have any doubt or uncertainty about what this Code requires or permits, you should ask the CCO. Please do not guess at the answer.

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General Principles of Roosevelt Investments

The reputation of the Company is important, and in order to protect this reputation we must uphold principles of honesty, integrity, and professionalism. Additionally, because the Company is a fiduciary for our investment advisory clients, we have the following general principles:

1.
The duty at all times to place the interests of clients first. All Associated Persons must scrupulously avoid serving their own personal interest ahead of the interests of the client. In addition, Associated Persons must work diligently to ensure that no client is preferred over any other client;

2.
Personal transactions in securities by Associated Persons must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interest of the clients.

3.
Associated Persons must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with the Company at the expense of clients, or that otherwise bring into question the person’s independence or judgment.

4.
All Associated Persons are naturally prohibited from engaging in any practice that defrauds or misleads any client, or engaging in any manipulative or deceitful practice with respect to clients or securities.

The general principles discussed in this section govern all conduct, whether the conduct is covered by more specific standards and procedures set for below.

The Company expects all employees to comply with the spirit of the Code, as well as the specific rules contained in the Code. The Company treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, the Company may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

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Guidelines for Professional Standards

All Associated Persons must at all times reflect the professional standards expected of those engaged in the investment advisory business, and shall act within the spirit and the letter of the federal, state, and local laws and regulations pertaining to the investment advisers and the general conduct of business. These standards require all personnel to be judicious, accurate, objective and reasonable in dealing with both clients and other parties so that their personal integrity is unquestionable.

1.
It is every Associated Person's obligation to report suspected or actual violations of laws, government rules and regulations, the Code or other suspected wrongdoings affecting the Company to the CCO or other appropriate person of the Company immediately.  Such reports will be held in confidence to the extent possible under the circumstances and the Company will not permit any form of intimidation or retaliation against any Associated Person who made a good-faith report of actual or suspected violations(s).

2.	No Associated Person may serve on the board of directors of any publicly traded company without prior written permission by the CCO, or other appropriate personnel.

3.
Associated persons must conduct all personal securities transactions in full compliance with this Code. Doubtful situations always should be resolved in favor of the Advisory Clients and in cooperation with the CCO. Technical compliance with the Code’s provisions shall not automatically insulate from scrutiny any securities transactions or actions that could indicate a violation of the Company’s fiduciary duties.

4.	Access persons are prohibited from accepting compensation for services from outside sources without the specific prior written permission of the CCO or other appropriate personnel.

5.
When any Associated Person faces a conflict or potential conflict between their personal interest and the interests of clients, they are required to immediately report the conflict to the CCO for instruction regarding how to proceed.

The recommendations and actions of the Company are confidential and private matters. Accordingly, the Company prohibits the transmission, distribution or communication of any information regarding securities transactions in client accounts or other non-public information, except to broker/dealers or other bona fide service providers in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may NOT be transmitted, distributed, or communicated to anyone who is not affiliated with the Company, without the prior written approval of the CCO.

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Personal Trading Policies

The following policies and procedures apply to all accounts owned or controlled by an Access Person, those accounts owned or controlled by members of the Access Person’s Family/Household, those account in which an Access Person exercises investment discretion (excluding the Advisory Client accounts of the Company), and any account in which the Access Person has any beneficial interest, such as a trust account, certain investment pools in which you might participate, and certain accounts that others may be managing for you. These accounts are collectively referred to as “covered accounts.” Any account in question should be addressed with the CCO immediately to determine if it is a covered account.

Reporting Requirements
Access Persons must submit the reports described below, even if they have no holdings, transactions or accounts to list in the reports. As of 2010, all reporting forms are accessed and submitted through the personal securities transactions web portal.

a)	Initial Holdings Reports: No later than 10 calendar days after you become an Access Person, you must complete an Initial Holdings Report.

The Initial Holdings Report requires you to list all brokerage accounts and securities owned or controlled by you, or members of your Family/Household. The information contained in the initial holdings report must be current as of a date no more than 45 days prior to the date of hire.  It also requires you to list all brokers, dealers and banks where you maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your Family/Household on the date you became an employee.

Each Access Person must update their account listing in the personal securities transactions web portal with in 10 calendar days when any updates or changes to the accounts occur.

The Initial Holdings Report also requires you to confirm that you have read and understand this Code, that you understand that it applies to you and members of your Family/Household.

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b)
Quarterly Transaction Reports: As instructed by the CCO, and in no event later than 30 calendar days after the end of each calendar quarter, you must complete a Quarterly Transaction Report through the personal securities transactions web portal. The following information is contained in this report.

a.	With respect to any transaction during the quarter in a Covered Security in which you have direct or indirect beneficial ownership:

i.	The date of the transaction, the tile, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

ii.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

iii.	The price of the Covered Security at which the transaction was effected.

iv.	The name of the broker, dealer, or bank with or through which the transaction was effected; and

v.	The date that the report is submitted by the Access Person.

b.	With respect to any account established by you in which any securities were held during the quarter for your direct or indirect benefit:

i.	The name of the broker, dealer or bank with whom you established an account;

ii.	The date of the account was established; and

iii.	The date that you submitted the report.

c)
Annual Holdings Reports:  By January 31st of each year, you must complete an Annual Holdings Report through the personal securities transactions web portal.  The Annual Holdings Report requires you to list all Covered Securities in which you (or a member of your Family/Household) had Beneficial Ownership as of December 31st of the prior year.  It also requires you to list all brokers, dealers and banks where you or a member of your Family/Household maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your Family/Household on December 31st of the prior year.

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The Annual Holdings Report also requires you to confirm that you have read and understand this Code, have complied with its requirements, and that you understand that it applies to you and members of your Family/Household.

Exemptions from Reporting
Non-reportable Securities as defined in Rule 204(A)-1 are exempt from reporting requirements.

529 College Savings Plans, which Roosevelt does not manage, distribute, market or underwrite the Plan or the investments and strategies underlying the Plan, are not considered “Covered Accounts” and do not need to be reported by the employee.

Managed Accounts that the employee does not have direct or indirect influence or control over are exempted from the transaction reporting requirement. To qualify for this exemption, a Managed Account Letter (see Exhibit A) must be turned into Compliance along with any necessary advisory agreements and the Managed Account Certification form (see Exhibit B)

Restricted List
Certain transactions in which the company engages may require, for either business or legal reasons that any client accounts or proprietary accounts do not trade in certain securities for specified time periods. It is the employee’s responsibility to determine whether a security is on the Company’s restricted list prior to the execution of any security transactions.

The restricted list is updated automatically based on Adviser directed trading. The list is maintained by Compliance and tested for accuracy.

Principle Transactions
Neither the Company nor an employee may engage in principal transactions between a proprietary account and a client account.

Private Placements
No Employee may acquire, directly or indirectly, beneficial ownership of any security in a private placement without the prior approval of the CCO.

Initial Public Offerings
No employee may acquire, directly or indirectly, beneficial ownership of any security in an initial public offering without the prior approval of the CCO.

Manipulative Practices
Section 9(a)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) makes it unlawful for any person, acting alone or with others, to effect a series of transactions in any security registered on a national securities exchange creating actual or apparent active trading in such security or raising or depressing the price of the security, for the purpose of inducing the purchase or sale of such security by others. Rule 10b-5 under the Exchange Act has been interpreted to proscribe the same type of trading practices in OTC securities.

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The thrust of these prohibitions against manipulative trading practices is that no employee should, alone or with others, for either a client account or a proprietary account:

I.	Engage in trading or apparent trading activity for the purpose of inducing purchases or sales by others; or

II.
Engage in trading or apparent trading activity for the purpose of causing the price of a security to move up or down, and then take advantage of such price movement by buying or selling at such “artificial” price level.

Of course, buy or sell programs may cause stock prices to rise or fall, and price changes resulting from supply and demand factors are not prohibited. Rather, prohibited activity is where there is a purpose to affect the price of a security artificially through trading or apparent trading, not where such change is an incidental result of a change in supply, demand, or in the intrinsic value of a security.

Unlawful Actions
Rule 17j-1(b) of the Investment Company Act of 1940 makes it unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

1.	To employ any device, scheme or artifice to defraud the Fund;

2.
To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

4.	To engage in any manipulative practice with respect to the Fund.

Client Priority
Clients, including mutual funds in which the Company serves as Investment Adviser, must always receive the best price, in relation to employees, on same day adviser directed transactions. Employees of the Company must first give priority on all purchases and sales of securities to the Company’s clients, prior to the execution of transactions for their proprietary accounts, and personal trading must be conducted so as not to conflict with the interests of a client. While the scope of such actions cannot be exactly defined, they would always include each of the following prohibited situations:

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a)
Contemporaneously purchasing the same securities as a client without making an equitable allocation of the securities to the client first, on the basis of such considerations as available capital and current positions, and then to the account of the employee;

b)	Knowingly purchasing or selling securities, directly or indirectly, in such a way as to personally injure a client’s transactions;

c)	Using knowledge of securities transactions by a client to profit personally, directly or indirectly, by the market effect of such transactions; and

d)
Giving to any person information not generally available to the public about contemplated, proposed or current purchases or sales of securities by or for a client account, except to the extent necessary to effectuate such transactions.

Exempted from these guidelines are situations where an Access Person has an account managed by a professional investment advisor where the: Access Person has no discretion over the trades made in that account; trades are allocated without the Access Person’s knowledge; and the Access Person has submitted to the CCO a letter from the investment advisor acknowledging the above, upon request of the CCO.

Case-by-Case Exemptions
Because no written policy can provide for every possible contingency, the CCO may consider granting additional exemptions from the Prohibitions on Trading on a case-by-case basis. Any request for such consideration must be submitted by the covered person in writing to the CCO.  Exceptions will only be granted in those cases in which the CCO determines that granting the request will create no actual, potential or apparent conflict of interest.  All exceptions that are granted will be so granted only in writing.

Review of Personal Securities Transactions
Confirmations, statements, transaction history generated through direct data feeds, and other information regarding personal securities transactions and personal account holdings will be reviewed at least quarterly to monitor compliance with this policy. Such reviews will be conducted by the CCO or a designee that shall report the findings of the review to the CCO with documentation to substantiate the review maintained in the Company’s compliance files.  The Company reserves the right to require any employee to reverse, cancel or freeze, at the employee’s expense, any transaction or position in a specific security if the Company believes the transaction or position violates its policies or appears improper.  The Company will keep all such information confidential except as required to enforce this policy, to participate in any investigation concerning violations of applicable law or as it otherwise believes to be necessary under the circumstances.

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Pre-Clearance for Personal Securities Transactions
Pre-clearance shall not be required for personal securities transactions other than initial public offerings, purchases or sales in a mutual fund in which Roosevelt acts as Advisor or Sub advisor (BULLX, RSTIX), and/or private placements.  However, you are strongly encouraged to obtain pre-clearance for all securities transactions.

In order to pre-clear a request, the trade request must be submitted through the personal securities transactions web-portal. Once the trade request is submitted, it is automatically compared against the Company’s Restricted List.  If the security being traded is NOT on the restricted list, then the trade is approved; denied if it is on the restricted list. For trade requests placed for BULLX or RSTIX, the trade is set to “Pending” and Compliance is notified for review.  Either the CCO or the Compliance Manager will review the trade and manually approve or deny it.

Insider Trading

The purpose of these policies and procedures (the “Insider Trading Policies”) is to educate our Associated Persons regarding insider trading, and to detect and prevent insider trading by any person associated with the Company.  The term “insider trading” is not specifically defined in the securities laws, but generally refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.

Prohibited Activities
All Associated Persons of the Company, including contract, temporary, or part-time personnel, or any other person associated with the Company are prohibited from the following activities:

a)	trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or

b)	communicating material, non-public information about the issuer of any securities to any other person.

The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

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Reporting of Material, Non-Public Information
Any Associated Person who possesses or believes that she or he may possess material, non-public information about any issuer of securities must report the matter immediately to the CCO.  The CCO will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

Penalties for Insider Trading
The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties may include:

a.           civil injunctions

b.           jail sentences

c.           revocation of applicable securities-related registrations and licenses

d.           fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

e.           fines for the employee or other controlling person.

f.           In addition, the Company’s management will impose serious sanctions on any person who violates the Insider Trading Policies.  These sanctions may include suspension or dismissal of the persons involved.

SANCTIONS

All disciplinary responses to violations of the Code shall be administered by the CCO, subject to approval by the President of the Company.  Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis.

REPORTS TO FUND BOARD

On an annual basis, the CCO shall prepare a written report describing any issues arising under the Code of Ethics, including information about any material violations of the Code of Ethics or its underlying procedures and any sanctions imposed due to such violations and submit the information to each Registered Fund Client’s CCO for review by the Registered Fund Client’s Board of Trustees.

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Also on an annual basis, the CCO shall certify to the Board of Trustees of each Registered Fund Client that Roosevelt Investments has adopted procedures reasonably necessary to prevent its employees from violating the Code of Ethics.

CERTIFICATION

All Associated Persons are required to annually certify, through the designated web portal, his or her understanding and continuing acceptance of, as well as agreement to abide by, the guidelines and polices set forth herein. Additionally, any change or modification to the Code will be distributed to all Associated Persons and they will be required to certify their receipt, understanding and acceptance of the change(s).

BOOKS AND RECORDS

We will keep true, accurate, and current books and records relating to our investment advisory business in accordance with Rule 204-2 of the Investment Advisers Act of 1940 and Rule 17j-1(f) of the Investment Company Act of 1940.

Sample Certification from Designated Web Portal

AGREEMENT TO ABIDE BY CODE OF ETHICS

This agreement is entered into by and between The Roosevelt Investment Group, Inc. (the “Company”) and the employee whose name and signature is represented below (the “Employee”). By signing this agreement, clicking Submit below, the Employee acknowledges that:

1.	He or she has received a copy of the Company’s Code of Ethics;

2.	He or she has read and understands the information contained in the Code of Ethics; and,

3.	He or she will abide by the Code of Ethics and any subsequent amendments thereto.

To meet the disclosure requirements of SEC Rule 206(4)-4 under the Advisers Act and Rule 17(J)-1 under the Investment Company Act, I further certify that I have disclosed all legal and disciplinary events for which I am, or have been, personally involved, including information regarding any actions or fines by any Self-Regulatory Organization.

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To comply with the personal securities transactions reporting policy and the Company’s Code of Ethics, I further certify that I will provide to The Roosevelt Investment Group, Inc.’s designated CCO duplicate copies of all periodic statements relating to my account(s) if:

i)	such statements are not automatically provided to Roosevelt or its designee; or

ii)	if an electronic account feed is not provided to Roosevelt or its designee;

iii)	or upon request, and I have complied with the reporting requirements of the policy and code of ethics.

Glossary

Access Person
An Access Person is (i) any full time employee, (ii) each member of the Family/Household of such person that is directly employed by the Company, and (iii) each person to whom such person contributes support. All of the Company’s directors, officers, and shareholders are presumed to be Access Persons. Contract, temporary, or part-time personnel may be considered an Access Person by the CCO depending on job function.

Advisory Client
Any person to whom or entity to which the Company serves as an investment adviser, renders investment advice or makes any investment decisions for a fee is considered to be a client. For purposes of this document, Registered Funds in which the Company serves as Investment Adviser are clients.

Associated Person
All Access Persons, contract, temporary, or part-time personnel , shareholders and other beneficial owners of the Company are collectively referred to as ‘Associated Persons’.

Beneficial Ownership
Any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities.

Chief Compliance Officer
Steven Weiss, or another person that is designated to perform the functions of CCO when he is not available. For purposes of reviewing the CCO’s own transactions and reports under this Code, the functions of CCO are performed by Sven Hsia, James Cullen or David Sheer.

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Covered Securities
Anything that is considered a “security” under the Investment Adviser Act of 1940, except:

a)	Direct obligations of the U.S. Government.

b)	Banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements.

c)
Shares of open-end investment companies that are registered under the Investment Company Act (mutual funds) and not advised or sub-advised by the Company.  (BULLX and RSTIX do NOT qualify for this exemption).

Note: This is a broad definition of security. It includes most kinds of investment instruments, including things that you might not ordinarily think of as “securities,” such as:

a)	Exchange Traded Funds and Notes

b)	Options on securities, on indices, and on currencies

c)	Limited Partnerships

d)	Foreign Unit Trusts and Foreign Mutual Funds

e)	Private Investment Funds and Hedge Funds

Family/Household
Members of your Family/Household include

a)	Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support).

b)	Your children under the age of 18.

c)	Your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support).

d)
Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

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Insiders
The concept of “insider” is broad, and includes all employees of a company.  In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company’s affairs and as a result has access to information solely for the company’s purposes.  Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations.

Insider Trading
While the law concerning “insider trading” is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

Material Information
Any information that a reasonable investor would likely consider important in making his or her investment decision; or  any information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Examples of material information include the following:  dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Non-Public Information
Information is “non-public” until it has been effectively communicated to the market and the market has had time to “absorb” the information.  For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Non-Reportable Securities
Specifically exempt from the definition of Covered Securities are: treasury securities; bank certificates of deposit, commercial paper, etc.; money market fund shares; shares of open-end mutual funds that are not advised or sub-advised by the Company; and units of a unit investment trust (“UIT”) if the UIT is invested exclusively in unaffiliated mutual funds.

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Exhibit A: Managed Account Letter

[DATE]

Roosevelt Investments

Attn: James Cullen

765 Allens Avenue, Suite 100

Providence, RI 02905

Re:  [Employee Name] Personal Account

Dear Mr. Cullen:

At the request of [Employee Name], an employee of The Roosevelt Investment Group, Inc. (the “Employer”), I write to inform you of the investment advisory relationship between the Employee and this firm.  This firm has had been the existing advisor for account(s) [account number] in the name of [account owner(s)] (the “Account(s)”) in which the Employee has a beneficial interest.  The terms of the investment advisory agreement between the Employee and us grant us full discretionary authority as agent and attorney-in-fact to execute trades in the Account, subject only to limitations imposed by notice in writing.

The Employee has outlined only general investment strategies and is satisfied with the objectives of this firm and its general trading strategies.  The Employee will exert no control over investment decisions in the Account.  It is our intention to actively trade in the Employee’s Account without consulting the Employee.  We agree that discussions between the Employee and us regarding investments will be limited to general investment objectives and investment strategies only and will involve no consultation respecting transactions in specific securities either prior to or following specific trades.

We acknowledge and confirm that the Employee will not share any information of any kind gained by virtue of his/her position at Roosevelt Investments or elsewhere with this firm under any circumstances.  We also acknowledge that in the course of executing our trading strategies, we may by coincidence enter into trades in the Account consistent with our trading strategies, in which the Employee may have access to material, non-public information, but we also acknowledge and confirm that, consistent with this letter and applicable securities laws, we will neither seek from the Employee information relating to any company or transaction nor will we obtain from the Employee approval or direction for any trade either prior to or following execution.

If the arrangement between this firm and the Employee should change in any way resulting in the arrangement being inconsistent with this letter, we will immediately notify you in writing of such a change.

Sincerely,

                                            [Name of Chief Compliance Officer]

                          Chief Compliance Officer

 [RIA Firm]

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Exhibit B: Managed Account Certification Form

Managed Accounts Certification Exception to reporting requirements pursuant to Rule 204A-1(b)(3)(i)
SECTION I - CERTIFICATION

Under the Securities and Exchange Commission’s Code of Ethics Rule, access persons are required to report their personal holdings and securities transactions on a periodic basis (“Reporting Requirements”). These Reporting Requirements do not apply to transactions effected in any account over which an access person has no direct or indirect influence or control.

With respect to the account(s) listed under Section II of this form, I certify that:

•  I do not have direct or indirect influence or control over the account(s).

•  I have submitted the Managed Account Letter and any necessary advisory agreements evidencing that direct or indirect influence or control is delegated to a third party.

•  If I have a direct or indirect influence or control over the account(s) at a future date, I will comply with the Reporting Requirements.

•  I understand that I am still required to obtain pre-approval from Compliance prior to acquiring beneficial ownership in an initial public offering, private placement, or mutual fund in which
        Roosevelt Investments serves as adviser, in the account(s).

Access Person Name:
Access Person Signature	Date:
SECTION II - ACCOUNTS
Custodian	Account Number	Account Name	Inception Date	Name of 3rd Party

SECTION III – TO BE COMPLETED BY COMPLIANCE
Request for an exception to the Reporting Requirements:	❑ APPROVED ❑ NOT APPROVED
Name:
Compliance Signature:	Date:

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